Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Blue Ocean Acquisition Corp. on Form S-1 of our report dated July 23, 2021, which includes an explanatory paragraph as to the Company's ability to continue as a going concern with respect to our audit of the financial statements of Blue Ocean Acquisition Corp. as of April 9, 2021 and for the period from March 26, 2021 (inception) through April 9, 2021, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp
Marcum llp
New York, NY
December 2, 2021